QUANTITATIVE MASTER SERIES TRUST, INC.

MASTER ENHANCED SMALL CAP SERIES

SERIES #16

FILE # 811-7885

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
8/3/2005	Analogic Technology	4,000	10,600,000	Morgan Stanley Merrill Lynch SG Cowen Piper Jaffray Thomas Weisel E*Trade A.G. Edwards Needham & Co
8/10/2005	Refco	23000	25,000,000

Credit Suisse

Goldman Sachs

Banc of America

Merrill Lynch

Deutsche Bank

JP Morgan

Sandler O’Neill

HSBC Securities

William Blair

Harris Nesbitt

CMG Institutional

Samuel A. Ramirez

Muriel Siebert

The Williams Capital

Utendahl Capital Part.

9/28/2005	Caribou Coffee	10,000	5,358,000	Merrill Lynch Thomas Weisel SG Cowen SunTrust Capital Maxim Group Wells Fargo